Exhibit 4.22

SECOND ADDENDUM TO GFI-SA LOAN AGREEMENT

Amongst

MVELAPHANDA GOLD (PROPRIETARY) LIMITED

FIRSTRAND BANK LIMITED
(acting through its RAND MERCHANT BANK division)

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

GOLD FIELDS LIMITED

GOLD FIELDS AUSTRALIA PTY LIMITED

and

GOLD FIELDS GUERNSEY LIMITED

SECOND ADDENDUM TO GFI-SA LOAN AGREEMENT

1.	PARTIES

1.1	The Parties to this Agreement are:

1.1.1	MVELAPHANDA GOLD (PROPRIETARY) LIMITED;

1.1.2	FIRSTRAND BANK LIMITED (acting through is RAND MERCHANT BANK) division;

1.1.3	GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED;

1.1.4	GOLD FIELDS LIMITED;

1.1.5	GOLD FIELDS AUSTRALIA PTY LIMITED; and

1.1.6	GOLD FIELDS GUERNSEY LIMITED.

1.2	The Parties agree as set out below.

2.	ADDENDUM

2.1	This Agreement forms an addendum to the written agreement entitled “GFI- SA Loan Agreement” (the “GFI-SA Loan Agreement”) concluded between the Parties referred to in clause 1 dated 11 December 2003 as amended by an addendum thereto dated 13 February 2004.

2.2	All words and expressions defined in the GFI-SA Loan Agreement shall have the same meaning herein unless otherwise stated or the context clearly indicates otherwise.

3	VARIANCE

3.1	Clause 26.5.1 of the GFI-SA Loan Agreement provides inter alia that no addition to, amendment to or variation of the GFI-SA Loan Agreement shall be of any force or effect unless in writing and signed by or and on behalf of all the Parties.

3.2	The Parties wish to amend the GFI-SA Loan Agreement for the purposes set out in clause 4 below and have accordingly, pursuant to clause 26.5.1 of the GFI-SA Loan Agreement, agreed to reduce such amendments to writing.

4.	RECORDAL REGARDING PURPOSE OF ADDENDUM

4.1	GFL has agreed to combine its international assets with those of IAMGold Corporation, a corporation incorporated under the Canada Business Corporations Act, as amended (which is to be renamed “Gold Fields International”) (“GFI”) (the “Transaction”). In terms of the Transaction, GFLMS will sell all of its shares in Orogen Holding BVI Ltd and GFG will sell all of its shares in various subsidiaries in exchange for shares in GFI which constitute approximately 70% (seventy percent) of the entire issued share capital of GFI. As a result of the proposed implementation of the Transaction, the Parties have, subject to the provisions hereof, agreed to amend certain of the provisions of the GFI-SA Loan Agreement by:

4.1.1	releasing GFG and GFA from their obligations as Guarantors under the GFI-SA Loan Agreement; and

4.1.2	providing for certain other miscellaneous amendments which are requested as a consequence of the proposed implementation of the Transaction and the release of GFG and GFA from their obligations as Guarantors under the GFI-SA Loan Agreement.

4.2	In addition, GFL has requested and the other Parties are agreeable to amending the minimum ratio of Consolidated EBITDA to Net Debt Service as provided for in clause 18.1.2 of the GFI-SA Loan Agreement.

5.	SUSPENSIVE CONDITIONS

5.1	The amendments to the GFI-SA Loan Agreement as referred to in clause 6 of this Agreement are subject to and will take effect upon the fulfilment of the suspensive conditions, that:

5.1.1	the Transaction is approved by the Shareholders of GFL in general meeting and that any and all other suspensive conditions to the implementation of the Transaction have, save insofar as the amendments contemplated by this Agreement may be a condition thereto, been fulfilled in accordance with the relevant provisions of the agreements relating to the Transaction; and

5.1.2	the Senior Agent has received evidence to its satisfaction that any existing guarantee, suretyship, undertaking, commitment or any other similar or like assurance given by GFI-SA or any subsidiary of GFI-SA in respect of any of the obligations of any other member of the GFL Group (which is not also a subsidiary of GFI-SA) or any Encumbrance created or in existence over any of GFI-SA’s or any subsidiary of GFI-SA’s property, assets or revenues as security for any of the obligations of any other member of the GFL Group (which is not also a subsidiary of GFI-SA) will be cancelled with effect from the date of the amendments contemplated by this Agreement becoming effective.

5.2	The amendments set out in this Agreement shall, provided that this Agreement has been signed by all of the Parties hereto, become effective upon the date of fulfilment of each of the suspensive conditions set out in clause 5.1 hereof which date shall be confirmed in writing by the Senior Agent.

6.	AMENDMENTS

6.1	Clause 1.1 (Parties) of the GFI-SA Loan Agreement is hereby amended by the deletion of clauses 1.1.5 and 1.1.6 thereof.

6.2	Clause 2.1 (General Definitions) of the GFI-SA Loan Agreement is hereby amended as follows:

6.2.1	the insertion of a new definition namely:

“GFI” means IAMGold Corporation (Registration No. 421317/3), a corporation incorporated under the Canada Business Corporations Act, as amended, (the name of which is to be changed to Gold Fields International) and (except where used in the context of clauses 20.1.5.5, 20.1.8 and 20.1.17) its subsidiaries and Canadian holding company”;

6.2.2	the definition of “Guarantors” is deleted and replaced by the following definition namely:

“Guarantors” means:

(a)	GFL; and

(b)	any Additional Guarantor,

and “Guarantor” means as the context requires any one of them”;

6.2.3	the definition of “Permitted Disposal” is amended by:

6.2.3.1	the insertion of a paragraph (eA) which reads:

“by GFI to any other person;”

6.2.3.2	the insertion of the words “but including a sale, lease, transfer or other disposal referred to in paragraph (eA) above” after the words “referred to in (a), (b), (c), (d), (e) and (g)” in the fifth and sixth lines of paragraph (f) of the definition of “Permitted Disposal”.

6.2.4	the definition of “Permitted Encumbrance” is amended by:

6.2.4.1	the insertion of a paragraph (gA) which reads:

“any Encumbrance or Quasi Encumbrance over or affecting any assets of GFI;”

6.2.4.2	the insertion of the words “but including the principal amount of any indebtedness which has the benefit of an Encumbrance or Quasi Encumbrance under paragraph (gA) above” after the words “paragraphs (a) to (g) above” in the sixth and seventh lines of paragraph (h) of the definition of “Permitted Encumbrance”.

6.2.5	the insertion of a new definition namely:

““Special Distribution” means any payment by GFL to its shareholders or any person that directly or indirectly controls or is controlled by any shareholder of GFL or any one of them (whether in cash or in specie) by way of interest or principal, dividend, fee, royalty or other distribution or payment (including, without limitation by way of the repurchase of any shares in GFL by GFL) in any case utilising whether directly or indirectly the proceeds of any disposal of any of the capital or fixed assets (whether tangible or intangible) of GFI or any of the shares held by GFL or any of its subsidiaries in GFI.”

6.2.6	the definition of “Parties” is amended by the deletion of paragraphs (c) and (d) referring to GFA and GFG.

6.3	Clause 6.4 (GFL as Agent for Guarantors) of the GFI-SA Loan Agreement is hereby amended by the addition of the words “to the extent applicable” after the words “Each of the Guarantors” in the first line thereof.

6.4	Clause 10 (Guarantee) of the GFI-SA Loan Agreement is hereby amended as follows:

6.4.1	the addition of a new clause 10.3.8.6A which reads as follows:

“10.3.8.6A	The release of any one or more Guarantors from their obligations as a Guarantor under this Agreement;”

6.5	Clause 19 (General Undertakings) of the GFI-SA Loan Agreement is hereby amended by:

6.5.1	the insertion of a new clause 19.12 entitled “Negative Undertaking by GFI-SA” which reads as follows:

“19.12	NEGATIVE UNDERTAKING BY GFI-SA

GFI-SA hereby undertakes not to provide any guarantee, suretyship, undertaking, commitment or any other similar or like assurance in respect of any of the obligations of GFI or any other member of the GFL Group (which is not also a subsidiary of GFI-SA) and neither shall GFI-SA allow any Encumbrance to be created or to exist over any of its property, assets or revenues as security for any of the obligations of GFI or any other member of the GFL Group (which is not also a subsidiary of GFI-SA). In addition GFI-SA undertakes to procure that:

19.12.1	no subsidiary of GFI-SA shall provide any such guarantee, suretyship, undertaking, commitment or any other similar or like assurance in respect of the obligations of GFI or any other member of the GFL Group (which is not also a subsidiary of GFI-SA); and

19.12.2	no subsidiary of GFI-SA shall allow any Encumbrance to be created or to exist over any of its property, assets or revenues as security for any of the obligations of GFI or and other member of the GFL Group (which is not also a subsidiary of GFI-SA).

6.5.2	the insertion of a new clause 19.4A entitled “Special Distributions” which reads as follows:

“19.4A	SPECIAL DISTRIBUTIONS

GFL hereby undertakes not to make, declare or pay any Special Distribution without having obtained the prior written consent therefor of the Senior Agent. GFL hereby undertakes to provide the Senior Agent with any information reasonably requested by the Senior Agent in this regard.”

6.6	Clause 20.1.5 (Cross Default) of the GFI-SA Loan Agreement is hereby amended by:

6.6.1	deleting the full stop at the of clause 20.1.5.5 and inserting the following words in place thereof namely: “in the case of GFI-SA, GFL or any other Material GFL Group Company incorporated in South Africa, or USD15 000 000 (Fifteen Million United States Dollars) in the case of GFI or any other Material GFL Group Company incorporated in any jurisdiction outside of South Africa”;

6.6.2	deleting the full stop at the end of clause 20.1.8 and inserting the following words in place thereof namely: “in the case of GFI-SA, GFL or any other Material GFL Group Company incorporated in South Africa, or USD10 000 000 (Ten Million United States Dollars) in the case of GFI or any other Material GFL Group Company incorporated in any jurisdiction outside of South Africa”.

6.7	Clause 18 (Financial Covenants) of the GFI-SA Loan Agreement is hereby amended by deleting the numerals “3.5:1” in clause 18.1.2 and replacing such numerals with “3:1”.

6.8	Clause 20.1.17 (Change of Control) of the GFI-SA Loan Agreement is hereby amended by deleting the fullstop at the end of clause 20.1.17 and inserting the following words in place thereof namely:

“or any change in control of GFI occurs without the prior written consent of the Senior Agent acting on the instructions of the Majority Senior Lenders ”.

7.	VARIATION

No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless reduced to writing and signed by or on behalf of the Parties.

8.	SAVINGS

Save as set out herein the GFI-SA Loan Agreement remains of full force and effect.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SIGNED at Parktown	on this the 17 day of Nov 2004.

For and on behalf of MVELAPHANDA GOLD (PROPRIETARY) LIMITED

Name: Bernard Renier van Rooyen Capacity: Director Who warrants his authority hereto

SIGNED at Sandton	on this the 19th day of Nov 2004.

For and on behalf of FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division)

Name: N.H. Deist Capacity: Authorised Signatory Who warrants his authority hereto

Name: J.A. Teeya Capacity: Authorised Signatory Who warrants his authority hereto

SIGNED at Parktown	on this the 17 day of Nov 2004.

For and on behalf of GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

Name: N Holland Capacity: Chief Financial Officer Who warrants his authority hereto

SIGNED at Parktown	on this the 17 day of Nov 2004.

For and on behalf of GOLD FIELDS LIMITED

Name: N Holland Capacity: Chief Financial Officer Who warrants his authority hereto

SIGNED at	Perth on this the 18 day of November 2004.

For and on behalf of GOLD FIELDS AUSTRALIA PTY LIMITED

Name: Steven W. Banning Capacity: Vice President Operations Who warrants his authority hereto

SIGNED at	on this the day of 2004.

For and on behalf of COLD FIELDS GUERNSEY LIMITED

Name: Capacity: Who warrants his authority hereto

SIGNED at	on this the day of 2004.
For and on behalf of GOLD FIELDS AUSTRALIA PTY LIMITED

Name: Capacity: Who warrants his authority hereto

SIGNED at Guernsey	on this the 17th day of November 2004.

For and on behalf of GOLD FIELDS GUERNSEY LIMITED

Name: A.J. Taberner Capacity: DIRECTOR Who warrants his authority hereto